Exhibit 99.1


                          PRESS RELEASE


          FIRST KEYSTONE CORPORATION ANNOUNCES INCREASE
                  IN FIRST QUARTER 2012 EARNINGS

Berwick, Pennsylvania - April 30, 2012 - First Keystone
Corporation (OTC BB: FKYS), parent company of First Keystone
Community Bank, reported net income of $2,656,000 for the quarter ending March 31, 2012, or an increase of 6.4% over the first quarter of 2011.

Earnings per share were $.49, in the first quarter of 2012 as compared to $.46 in the first quarter of 2011, an increase of 6.5%. Cash dividends paid in the first quarter of 2012 were $.25 per share as compared to $.24 paid in the first quarter of 2011, an increase of 4.2%.

Chief Executive Officer Matthew P. Prosseda reported, "Continued improvement in our net-interest income and net-interest margin from the first quarter of 2012 was the key to the increased earnings."

Total assets and deposits increased to $823,693,000 and $638,805,000 as of March 31, 2012, an increase of 1.8% and 2.0%, respectively, over first quarter 2011. Loans, net of unearned income, increased slightly to $420,187,000, an increase of 2.5% from the first quarter of 2011.

First Keystone Community Bank, an independently owned community bank since 1864, presently operates 16 full service offices in Columbia (5), Luzerne (6), Montour (1), and Monroe (4) counties providing banking and trust services.

Inquiries regarding the purchase of the Corporation's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Legg Mason Wood Walker, Inc., 800.888.6673; Janney
Montgomery Scott, Inc., 800.526.6397; Ferris, Baker, Watts, Inc., 800.638.7411; Ryan, Beck and Company, 800.223.8969; and Boenning & Scattergood, Inc., 800.883.8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact
Matthew P. Prosseda at 570.752.3671.



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